Contact:	Investors: Progenics Pharmaceuticals, Inc. Amy Martini, 914-789-2816 Corporate Affairs amartini@progenics.com	Media: Scienta Communications Aline Schimmel, 312-238-8957 aschimmel@scientapr.com

Progenics Reports Positive Preliminary Data from
Ongoing Phase 1 Clinical Study of PSMA ADC

- Data Presented at Genitourinary Cancers Symposium -

Tarrytown, NY and Orlando, FL – February 17, 2011 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today reported positive preliminary data from an ongoing phase 1 study of PSMA ADC, an antibody-drug conjugate (ADC) designed to selectively deliver chemotherapy to cells that express prostate-specific membrane antigen (PSMA). Antitumor activity, as reflected by clinical and/or laboratory measures, was observed in four of nine patients treated at the highest tested dose of 1.8 mg/kg. PSMA ADC was generally well tolerated in patients treated to date, and patient enrollment continues at a higher dose. Findings were presented at the 2011 Genitourinary Cancers Symposium, a meeting co-sponsored by the American Society of Clinical Oncology (ASCO), the American Society for Radiation Oncology (ASTRO) and the Society of Urologic Oncology (SUO).

Data were reported for 21 patients who have been administered PSMA ADC at five dose levels between 0.4 mg/kg and 1.8 mg/kg. Of the nine patients treated at 1.8 mg/kg, four (44%) exhibited a decline in PSA (prostate-specific antigen), CTC (circulating tumor cells) and/or bone pain. In addition, one patient of three (33%) treated at 1.6 mg/kg showed a decline in CTC and bone pain.

The most common clinical adverse event was fatigue, while the most common laboratory adverse events were reversible neutropenia and elevations in liver enzymes. One patient experienced an acute, fatal case of pancreatitis that was deemed by the investigator to be possibly related to treatment. No evidence of pancreatic toxicity has been observed with PSMA ADC in other treated patients, consistent with results of preclinical studies. PSMA ADC exhibited dose-proportional pharmacokinetics, and no antibodies to PSMA ADC were observed in any subject. A maximum tolerated dose has not been determined, and enrollment of patients at a dose of 2.0 mg/kg has commenced.

“Treatment with PSMA ADC in this ongoing study resulted in meaningful reductions in two commonly used biomarkers of prostate cancer progression as well as in cancer-related bone pain, a common complication of prostate cancer,” said Robert J. Israel, M.D., Progenics’ Senior Vice President, Medical Affairs and Clinical Research. “These findings were observed in patients with tumors that had progressed despite standard chemotherapy. Based on these encouraging data, we look forward to further exploring the potential utility of this novel agent.”

A poster, entitled “Prostate-specific membrane antigen antibody drug conjugate (PSMA ADC): A phase 1 trial in taxane-refractory prostate cancer” is being presented today by Daniel P. Petrylak, M.D., professor of Medicine, program director of the Genitourinary Oncology Section in the Division of Hematology/Oncology, and co-leader, Prostate Cancer in the Herbert Irving Comprehensive Cancer Center at Columbia University Medical Center. This poster will be available for the next 30 days on the Events page of Progenics’ website.

Phase 1 study design

The phase 1, open-label, dose-escalation clinical trial is being conducted in men with hormone-refractory prostate cancer that has progressed despite prior treatment with taxane-based chemotherapy regimens. In addition to assessing PSMA ADC’s safety and tolerability, the study includes evaluations of pharmacodynamics, changes in tumor burden, and changes in PSA and CTC values compared to baseline. PSA is a secreted protein that is unrelated to PSMA.

The initial 12-week clinical trial period evaluates up to four intravenous doses of PSMA ADC administered at three-week intervals. Following completion of the four doses, patients are offered, at their physicians’ discretion, the option to continue treatment with PSMA ADC for up to an additional 39 weeks. Qualified individuals receive up to 13 additional doses of study drug at three-week intervals.

About PSMA ADC

PSMA is a protein that is a validated biomarker of prostate cancer; it is expressed on the surface of prostate cancer cells as well as on blood vessels supplying other solid tumors. PSMA ADC combines a fully human monoclonal antibody selectively targeted to PSMA linked to a chemotherapeutic drug. Using technology licensed from Seattle Genetics, Inc. (Nasdaq: SGEN), the PSMA antibody is linked to monomethyl auristatin E, a compound that inhibits cell proliferation by disrupting the cellular “backbone” (i.e., microtubules) required for replication. The resultant antibody-drug conjugate attaches to the PSMA protein on the surface of prostate cancer cells and is designed to:

•	internalize into the cancer cell;
•	release active anti-cancer drug; and
•	destroy the malignant cell.

Unlike traditional chemotherapy, PSMA ADC is designed to deliver the drug selectively to prostate cancer cells by targeting PSMA. In pre-clinical studies, PSMA ADC exhibited a high level of tumor-specific activity.

About Prostate Cancer

Prostate cancer is the most common form of cancer affecting men in the United States and is the second leading cause of cancer deaths among men each year. In 2010, the American Cancer Society estimated that 217,000 new cases of prostate cancer are diagnosed each year and that each year approximately 32,000 men die from the disease nationwide.

About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, NY USA, is a biopharmaceutical company with programs in gastroenterology, oncology and infectious diseases focused on innovative therapeutics for patients with debilitating conditions and life-threatening diseases. Progenics’ first commercialized therapy is RELISTOR® (methylnaltrexone bromide), a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness.  Progenics has exclusively licensed Salix Pharmaceuticals, Ltd. to continue development and commercialization of RELISTOR in worldwide markets other than Japan, where Ono Pharmaceutical Co., Ltd. has an exclusive license to develop and commercialize subcutaneous RELISTOR. Progenics' pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 1 testing for treatment of prostate cancer, and preclinical stage, novel antibodies to toxins produced by C. difficile bacteria.
For more information, please visit www.progenics.com.

(PGNX-C)

Please Note: The information in this press release may contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting risks and litigation. More information concerning Progenics and such risks and uncertainties is available on its website, as well as in press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing this information as of this date and does not undertake any obligation to update or revise this information, whether as a result of new information, future events or circumstances or otherwise.